                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934

                         Dimensional Visions Group, Ltd.
                         -------------------------------
                                (Name of Issuer)


                                  Common Stock

                         (Title of Class of Securities)


                                    25434F109

                                 (CUSIP Number)


            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                    Copy to:

                         Dimensional Visions Group, Ltd.
                             Chief Executive Officer
                          8855 N. Black Canyon Highway
                                   Suite 2000
                                Phoenix, AZ 85021

                         (Date of Event which Requires
                            Filing of this Statement)
                                    12/02/96

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Statement because of Rule
13d-1(b)(3) or (4), check the following box:    / /

Check the following box if a fee is being paid with this Statement:   / /

Note: Six copies of this Statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

The information required on the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of that Act.

                         (Continued on following pages)
______________________________________________________________________________

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-------------------------------------------------------------------------------
CUSIP No. 25434F109
-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                    ###-##-####
------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                                (b)  [ ]
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    3      SEC USE ONLY
------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*
                                                     WC
------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEM 2(d) OR 2(e)                             [ ]

------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OR ORGANIZATION
                    USA
------------------------------------------------------------------------------
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |                                      X:
BENEFICIALLY   |     |
  OWNED BY     |  8  |   SHARED VOTING POWER
   EACH        |     |
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |
------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                            4,835,920
------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             [ ]
------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                            8.2%
------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
                                                            Investor
------------------------------------------------------------------------------

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Item 1.           Security and Issuer.
                  --------------------
Item 2.           Identity and Background.
                  ------------------------
Item 3.           Source and Amount of Funds or Other Considerations.
                  ---------------------------------------------------
Item 4.           Purpose of the Transaction.
                  ---------------------------
Item 5.           Interest in Securities of the Issuer.
                  -------------------------------------
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer
                  --------------------------------------------------------
Item 7.           Material Filed as Exhibits
                  --------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement on Schedule 13D is true, complete and correct as of the date thereof.


Dated:                     01/03/97




                                                       By: /s/ H. Thomas Ferstl
                                                           -------------------
                                                           H. Thomas Ferstl


                                                       By:
                                                           -------------------